CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION
                                    OF
                        ACCESS PHARMACEUTICALS, INC.

Access Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as previously amended, and declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED:   That it is advisable that Article V of the Corporation's
Certificate of Incorporation, as amended, relating to the authorized shares of stock of the Corporation be amended to read as follows:

A. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares with a par value of one cent ($0.01) per share.

B. The aggregate number of shares of preferred stock which the Corporation shall have authority to issue is Two Million (2,000,000) shares with a par value of one cent ($0.01) per share in one or more series. Each series of preferred stock shall be designated by the board of directors so as to distinguish the shares thereof and the shares of all other series and classes. The board of directors may, by resolution, from time to time divide shares of the preferred stock into series and fix and determine the number of shares and the relative rights and preferences of any series so established, which relative rights and preferences of any series so established may be greater or lesser than those granted to the common stock as provided herein. Notwithstanding the foregoing, all shares of preferred stock shall be identical, except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely the rate of dividends (including the date from which dividends shall be cumulative), the price at, and the terms and conditions on which, shares may be redeemed, the amounts payable on shares in the event of voluntary or involuntary liquidation or dissolution, sinking fund provisions for the redemption or purchase of shares in the event shares of any series or issue with sinking fund provisions, and the terms and conditions on which shares of any series may be converted in the event shares of any series are issued a privilege of conversion. Each share of any series of preferred stock shall be identical with all the shares of such series. The consideration for the issuance of shares may be paid in whole or in part in money and other property, tangible or intangible, or in labor or in services actually performed for the Corporation. When payment of the consideration for which shares are to be issued has been received or, when payment of the capital consideration has been received and the Corporation has received a binding obligation from the purchaser to pay the balance of the purchase price; such shares shall be deemed to be fully paid and not liable for any further call or assessment thereon.

C. Each stockholder of record of the common stock shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote. In the election of directors, cumulative voting shall be allowed. The voting rights, if any, of the shareholders of any series, if any, of preferred stock, shall be designated, by resolution, of the board of directors.

D. Stockholders of the common or preferred stock, regardless of the series of the preferred stock shall not have the preemptive right to acquire unissued or treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Such provision shall apply to both shares outstanding and to newly issued shares.

SECOND: That thereafter, pursuant to resolution of the board of directors of the Corporation, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware voted in favor of the amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the effective date of this amendment shall be July 31, 2000.

IN WITNESS WHEREOF, Access Pharmaceuticals, Inc. has caused this certificate to be signed by John J. Concannon III, its Secretary, this 31st day of July, 2000.


                              ACCESS PHARMACEUTICALS, INC.

                              BY: /s/ John J. Concannon III
                                  -------------------------
                                  John J. Concannon III
                                  Secretary